ENDORSEMENT
                                  APPLICABLE TO
                  QUALIFIED PLAN DEFINED CONTRIBUTION CONTRACTS



When issued with this Endorsement, this Contract is a "Qualified Plan Contract" which is issued to a trustee of a trust forming part of a plan which is qualified under Section 401(a) of the Code.

In this endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner. For purposes of this Endorsement, reference to "Contract" will also include Certificate. The provisions of this Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

PART I - DEFINITIONS

The following is added at the end of the existing definition:

SECTION 1.14 - EMPLOYER: "Employer" means any Employer that has adopted a Plan qualified under Section 401(a) of the Code. The Employer with reference to this Contract is named in the Data pages.

The existing definition is replaced by the following:

SECTION 1.20 - OWNER: "Owner" means the trust for a Plan.

The existing definition is replaced by the following:

SECTION 1.21 - PLAN: "Plan" means a defined contribution plan adopted by the Employer that is intended to meet the requirements for qualification under
Section 401(a) of the Code. The Plan with reference to the Contract is named in the Data pages.

Part III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.02 - LIMITS ON CONTRIBUTIONS: Contributions will be accepted only if they represent the value of employer contributions to a trust under a Plan. If the Plan contains a cash or deferred arrangement qualified under Section 401(k) of the Code, Contributions may include employee pre-tax and employer matching contributions, but not employee after-tax contributions to the Plan. Restrictions, if any, on the dollar amount or number of Contributions are stated in the Data pages.



E-2005IML-QP

The following is added at the end of this provision:

SECTION 5.02 - TERMINATION OF THE CONTRACT: The Contract will also terminate if Owner directs us to convert the Contract to an individual retirement annuity according to our rules in effect at the time. However, the converted Contract will be issued with the same Contract Date as this Contract.

PART VII - PAYMENT ON DEATH

The following is added at the beginning of this provision:

SECTION 7.01 - BENEFICIARY: The Beneficiary is the Owner of this Contract. After the death of the Annuitant but before the death benefit is paid, the Owner may instruct us in writing in a form we accept to make the death benefit payable to the Annuitant's beneficiary under the Plan.

PART X - GENERAL PROVISIONS

The following is added at the end of Section 10.01 - Contract:

OWNER'S RESPONSIBILITY:

We will make no payment under this Contract without instructions from the Owner in a form we accept and we will be fully discharged from any liability with respect thereto to the extent such payments are made pursuant to such instructions.

The Owner is responsible for requesting any payments to meet required minimum distribution rules under Section 401(a)(9) of the Code.

PLAN QUALIFICATION:

A "Qualified Plan" is a plan that meets the requirements for qualification under
Section 401(a) of the Code. The Owner is to provide evidence satisfactory to us that the Plan is a Qualified Plan and, if at any time the Plan is no longer a Qualified Plan, the Owner is to give us prompt written notice thereof.

If the Owner gives notice that the Plan is no longer a Qualified Plan, then upon at least thirty days advance written notice to the Owner, we will terminate the Contract under Part V.


E-2005IML-QP                            2

The existing provision is replaced by the following:

SECTION 10.05 - ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY: This Contract and any amounts payable pursuant to this Contract may not be assigned, pledged, transferred or encumbered except as permitted under applicable law. The above restriction does not apply to a change authorized by a qualified domestic relations order defined in Section 414(p) of the Code.

NEW YORK,
AXA EQUITABLE LIFE INSURANCE COMPANY

/s/Christopher M. Condon                  /s/Pauline Sherman
---------------------------               ------------------------------------
Christopher M. Condron                    Pauline Sherman
President, Chairman                       Senior Vice President, Secretary and
and Chief Executive Officer               Associate General Counsel




E-2005IML-QP                            3